Exhibit 5.1

July 18, 2007

Western Goldfields Inc.
2 Bloor Street West
Suite 2102, P.O. Box 110
Toronto, ON M4W 3E2

Ladies and Gentlemen:

We have acted as counsel to Western Goldfields Inc., an Ontario corporation (the "Company"), in connection with Post Effective Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 5,000,000 of the Company's common shares (the "Common Shares"), which are issuable to employees of the Company (including officers and directors who are employees of the Company) and to consultants and directors who are not employees of the Company upon the exercise of options that either have been, or from time to time may be, granted by the Company under the Company’s 2006 Stock Incentive Plan (the “Plan”), and such additional indeterminate number of Common Shares as may be issued under the anti-dilution provisions of the Plan.

In rendering the opinion expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement; (ii) the Company’s Articles of Incorporation; (ii) the Company’s By-laws; (iii) the Plan; and (iv) resolutions of the Company's board of directors reserving the Common Shares for issuance under the Plan. In addition, we have examined and relied upon such other matters of law and certificates of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each option contract with respect to the options granted under the Plan. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice only in the Province of Ontario, and we express no opinions as to the applicable laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the exercise of options granted or to be granted under the Plan, are, or will be, when issued pursuant to the provisions of the Plan, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated pursuant to Section 7 of the Act or Item 509 of Regulation S-B promulgated under the Act.

Yours very truly,

(signed) Cassels Brock & Blackwell LLP